Exhibit 10.2

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into by and between Orthovita, Inc., a Pennsylvania corporation having its principal offices in Malvern, PA (the “Company”), and Albert J. Pavucek, Jr. (the “Executive”) as of May 15, 2009.

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of April 30, 2007, which was subsequently amended and restated effective as of December 15, 2008 (the “Original Agreement”), and which sets forth the terms and conditions of the Executive’s employment with the Company.

WHEREAS, the Company has determined that it is in the Company’s best interest to enter into this Agreement.

WHEREAS, the Company desires to retain the Executive’s employment in order to provide certain critical services, and to pay a retention bonus to the Executive for the performance of such services, as more fully set forth in this Agreement.

WHEREAS, the Company and the Executive desire to enter into this Agreement, which the parties have agreed shall supersede and replace the Original Agreement in its entirety as of the Effective Date set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall begin as of May 15, 2009 (the “Effective Date”) and shall continue until April 30, 2010, unless sooner terminated by either party as hereinafter provided. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under the Agreement terminates is referred to herein as the “Term.” In no event shall the expiration of the Term of this Agreement be deemed, in and of itself, a termination of the Executive’s employment for purposes of this Agreement, including a termination without Cause for purposes of Section 7.

(b) Duties. During the period commencing on the Effective Date and ending on the date on which the Company employs a new Chief Financial Officer, the Executive shall serve as the Chief Financial Officer of the Company with duties, responsibilities and authority commensurate therewith and shall report to the Chief Executive Officer of the Company. The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Chief Executive Officer, including, but not limited to, duties with respect to accounting functions and controls, financial reporting, financial analysis, preparation of annual and quarterly reports required to be filed with the Securities and Exchange Commission (“SEC”), and budget analysis and forecasting. On and after the date on which the Company employs a new Chief Financial Officer, the Executive shall serve for at least sixty (60)

days (subject to the Company’s rights set forth in Section 7(a)) as the Company’s Principal Financial Consultant with such duties, responsibilities and authority as the Chief Executive Officer, the Company’s then-current Chief Financial Officer or the Board of Directors of the Company (the “Board”) may determine. The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing also shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (ii) managing personal investments, so long as such activities are permitted under the Company’s Code of Conduct and employment policies. Notwithstanding any provision of this Section 1 of the Agreement to the contrary, in no event shall the Executive invest in any business competitive with the Company or that would otherwise violate the provisions of Section 14 below (other than as a shareholder of less than 1% of a publicly traded company).

2. Base Salary. During the Term, for all of the services rendered by the Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), at the annual rate of $219,300, payable in installments at such times as the Company customarily pays its other employees.

3. Retention Bonus. The Company shall pay the Executive a retention bonus in the amount of $50,000 (the “Retention Bonus”) on July 1, 2009 if the Executive continues to be employed by the Company through July 1, 2009 and he performs all of his material duties to the reasonable satisfaction of the Company. The Retention Bonus shall be paid in a lump sum cash payment on July 1, 2009 or on the next regularly scheduled payroll date after such date, provided the conditions of the preceding sentence are met. If the Executive’s employment is terminated by the Company without Cause (as defined in Section 13 below) prior to July 1, 2009, and provided the Executive has performed all of his material duties to the reasonable satisfaction of the Company, the Executive shall receive the Retention Bonus on July 1, 2009.

4. Retirement and Welfare Benefits; Automobile Allowance. The Executive shall be eligible to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings and medical programs, directors and officers liability insurance and other benefit plans or programs generally made available to other employees of the Company, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date. During the Term, the Company shall pay the Executive a monthly car allowance equal to $600 per month, which amount shall be grossed up for income taxes at the end of any applicable calendar year.

5. Vacation. The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior level employees of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

6. Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

7. Termination Without Cause. The provisions of this Section 7 shall apply if the Executive’s employment is terminated by the Company without Cause (as defined in Section 13 below) during the Term of this Agreement.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than 30 days’ prior written notice to the Executive. Provided the Company has not terminated the Executive for Cause, a resignation by Executive effective the sixty-first (61st) day (or if such day is not a business day, the next business day thereafter) following the Company’s employment of a new Chief Financial Officer shall constitute a termination of Executive’s employment by the Company without Cause for the purposes of this Agreement. On the date of the Executive’s termination of employment for any reason, the Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the board of directors, of the Company and its parents, subsidiaries and affiliates.

(b) If the Company terminates the Executive’s employment without Cause during the Term and if the Executive executes and does not revoke the Second Release (as defined in Section 28(c) below), the Executive shall be entitled to receive in lieu of any payments due under any severance plan or program for employees or executives, the following:

(i) An amount equal to 12 months of the Executive’s annual Base Salary (at the rate in effect immediately before the Executive’s termination), which shall be paid in normal installments in accordance with the Company’s payroll practices. Payments shall commence within 60 days after the effective date of the Executive’s employment termination.

(ii) A monthly payment equal to the Executive’s monthly COBRA health care continuation coverage premium under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) under the Company’s medical plan, for the 12-month severance period following the Executive’s termination date or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, for himself and, where applicable, his spouse and dependents. Payments shall commence within 60 days after the effective date of the Executive’s employment termination.

(iii) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding stock options, restricted stock, restricted stock units and other equity rights held by the Executive as of the date of the Executive’s termination without Cause will become fully vested and exercisable as of the date on which the Executive’s termination without Cause occurs. This Section 7(b)(iii) shall not apply upon expiration of the Term of this Agreement.

(iv) Any other amounts earned, accrued and owing but not yet paid under Section 2 above (Base Salary) and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(c) Notwithstanding the foregoing, if the Executive is determined to be a Specified Employee (as defined in Section 13(d) below), any amounts payable to him upon separation from service that are considered deferred compensation under section 409A of the Code shall be postponed and shall be paid in a lump sum after the first to occur of (i) the date that is six months following the Executive’s separation from service or (ii) the Executive’s death, if required by section 409A. The lump sum payment of such postponed amounts shall be made within five days following the end of the six-month period or within 60 days following the Executive’s death, as applicable. The section 409A postponement period shall not apply to: (x) separation pay that is exempt from section 409A under the separation pay exception, which exempts an amount up to two times the lesser of (1) the Executive’s annualized compensation for the year prior to the year of separation, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code and which is paid no later than the last day of the Executive’s second taxable year following the taxable year in which his separation from service occurs; and (y) any amount exempt from section 409A under the short term deferral exception or another exception.

8. Voluntary Termination. The Executive may voluntarily terminate his employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

9. Disability. If the Executive incurs a Disability (as defined in Section 13 below) during the Term, the Executive’s employment shall terminate on the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

10. Death. If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

11. Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

12. Change of Control.

(a) Acceleration of Equity Rights. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change of Control (as defined in Section 13 below) during the Term, all outstanding stock options, restricted stock, restricted stock units and other equity rights held by the Executive as of the date of the Change of Control will become fully vested and exercisable as of the date on which the Change of Control occurs.

(b) Application of Section 280G of the Code. Notwithstanding any provision of this Agreement to the contrary, if it is determined that any amount or benefit to be paid or provided under this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement by the Company to or for the benefit of the Executive would be an “excess parachute payment,” within the meaning of section 280G of the Code, or any successor provision thereof, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment as therein defined. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 12(b), shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.

(i) All determinations to be made under this Section 12(b) shall be made by the Company’s independent public accounting firm as in effect immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations to the Company and Chief Executive Officer within 10 business days of the event that gives rise to the “excess parachute payment.” Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five days after the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

(ii) Within two years after the event that gives rise to the “excess parachute payment,” the Accounting Firm shall review the determination made pursuant to the preceding paragraph. If the Accounting Firm determines that any payments will have been made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company, together with interest at the applicable Federal rate provided for in section 7872(f)(2) of the Code (the “Federal Rate”). In the event that the Accounting Firm determines that additional payments which have not been made by the Company could have been made (“Underpayment”), consistent with the calculations required to be made hereunder, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, together with interest at the Federal Rate.

(iii) All of the fees and expenses of the Accounting Firm in performing the determinations referred to this Section 12(b) shall be borne solely by the Company.

(iv) The limitations of this Section 12(b) shall only apply if payments under this Agreement are subject to section 280G at the time of the Change of Control.

13. Definitions.

(a) Disability. For purposes of this Agreement, the term “Disability” shall mean the Executive is unable substantially to perform the essential duties and responsibilities under this Agreement to the full extent required by the Board by reason of mental or physical illness, injury or any other cause for six consecutive months, or for more than nine months in the aggregate during any period of twelve consecutive calendar months.

(b) Cause. For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment: (i) the Executive is convicted of a felony, (ii) in the reasonable determination of the Board, the Executive has committed an intentional act of fraud, embezzlement, or theft or engaged in gross negligence in connection with the Executive’s duties in the course of his employment with the Company, (iii) the Executive intentionally breached the Executive’s obligations under this Agreement, including inattention to or neglect of duties and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof, provided, however, that in any case under this clause (iii), the act or failure to act by the Executive is materially harmful to the business of the Company, and (iv) the failure by the Executive to follow the lawful directives of the Company’s Chief Executive Officer or such other officer as the Board may determine or its Board, provided that (other than in the case of those actions or omissions set forth in clause (i) and (ii) above) the Executive shall have been given reasonably detailed notice that such an event constituting Cause for termination has occurred and shall have been given at least 30 days opportunity to take remedial action but shall have failed or refused to do so. For purposes of this Agreement, an act or omission on the part of the Executive shall be deemed “intentional” or “gross negligence” only if it was done by the Executive in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

(c) Change of Control. For purposes of this Agreement, “Change of Control” shall have the same meaning ascribed to such term under the Company’s 1997 Equity Compensation Plan, as in effect on the date hereof and as it may be amended from time to time, or any successor plan.

(d) Specified Employee. For purposes of this Agreement, “Specified Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or a member of its controlled group (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $160,000 (or such other amount as may be in effect under section 416(i)(1) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Specified Employees as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Specified Employees, including the number and identity of persons considered officers, shall be made by the Board (or a Board committee) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

14. Restrictive Covenants.

(a) Non-Competition. During the Term, and for the 12-month period beginning on the date the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive hereby agrees that he will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity which designs, manufactures, sells, licenses or markets any technologies or competing products of the Company or any of its subsidiaries or affiliates, or would otherwise conflict with the Executive’s employment by the Company. Such products and technologies include those products and technologies which the Company or any of its subsidiaries or affiliates has developed, manufactured, sold, licensed or marketed now or, at the time of termination of Executive’s employment, may be in the process of developing, manufacturing, selling, licensing or marketing. Notwithstanding the foregoing, the Executive shall be deemed to have violated this Section 14(a) only if the Executive engages (directly or indirectly) in any employment or business activity with the entities listed on Exhibit A attached hereto and made a part hereof.

(b) Non-Solicitation and Non-Hire of Company Personnel. During the Term and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, hire or attempt to hire, any current or former employee of the Company, or solicit or attempt to solicit any current or former employee, consultant or independent contractor of the Company to change or terminate his, her or its relationship with the Company or otherwise to become an employee for or of any other person or business entity, unless more than twelve months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire.

(c) Non-Solicitation of Customers. During the Term and for the Restriction Period, the Executive hereby agrees that he will not, either directly, through others or on behalf of third parties, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the Term.

(d) Non-Disparagement. Executive agrees that Executive will not disparage the Company, its subsidiaries and parents, and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement.

(e) Proprietary Information. At all times during the Term and at all times thereafter, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or disclosure is required by law or in a judicial or administrative proceeding, in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(f) Invention Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(g) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Company inventions.

15. Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

16. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

17. Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. Mitigation. The Company’s obligations to make payments under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

19. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

Attention: Vice President, Human Resources

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section or as provided on the Company’s website, www.orthovita.com.

20. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

21. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

22. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 14 and 15, will continue to apply in favor of the successor.

23. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including without limitation, the Original Agreement.

The Executive agrees that the Original Agreement ceases to be in effect as of the Effective Date and no amounts are payable under the Original Agreement. This Agreement may be changed only by a written document signed by the Executive and the Company.

24. Section 409A of the Code.

(a) This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A under the “separation pay exception” to the maximum extent applicable, or another exemption.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, each payment under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A.

25. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

26. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

27. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

28. Release Of Claims.

(a) For and in consideration of the benefits to be paid pursuant to this Agreement, and intending to be legally bound, the Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries, parents and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators (the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, or which the Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, The Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended (“ERISA”), any contracts between the Released Parties and the Executive, and all other claims under any federal or state common law, statutory, or regulatory provision, now or hereafter recognized, and any claim for attorneys’ fees and costs. This release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) Notwithstanding anything in this Agreement, including Section 28(a) hereof, to the contrary, the Executive does not waive any entitlement to indemnification under the articles of incorporation or bylaws of the Company or any insurance policies purchased by the Company to the extent that they provide indemnification for his actions while an officer or employee of the Company or any of its affiliates. In addition, the Executive does not waive claims that the Executive may have for any benefit entitlements that are vested pursuant to the terms of a Company-sponsored benefit plan governed by ERISA.

(c) As a condition of the obligations of the Company under Section 7(b) above relating to the severance payments and benefits described therein, the Executive agrees to execute and deliver to the Company an additional release as set forth in Exhibit B (the “Second Release”). The Executive agrees that the Second Release shall be executed within twenty-one days after the effective date of the Executive’s termination of employment without Cause, and no payments shall be made under Section 7(b) unless the Executive executes and does not revoke the Second Release upon such termination.

29. Other Terms Relating to Release of Claims.

(a) The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Company, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company to the Executive.

(b) The Executive hereby certifies that:

(i) He has read the terms of this Agreement, and understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company as set forth herein;

(ii) He has signed this Agreement voluntarily and knowingly in exchange for the consideration provided to him, which he acknowledges is adequate and satisfactory;

(iii) He has been advised by the Company through this Agreement to consult with an attorney concerning this Agreement;

(iv) The Company has provided him with a period of twenty-one (21) days in which to consider this Agreement, and he has signed on the date indicated below after concluding that this Agreement is satisfactory to him; and

(v) Neither the Company nor any of its agents, representatives, employees or attorneys has made any representations to her concerning the terms or effects of this Agreement other than those contained herein.

The Executive also understands that he has the right to revoke this Agreement within seven (7) days after its execution by giving written notice of such revocation, by fax or hand delivery within said seven (7) day period to the General Counsel, Orthovita, Inc., 77 Great Valley Parkway, Malvern, PA 19355, Fax: (610) 640-2603.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on May 15, 2009.

ORTHOVITA, INC.

By:	/s/ Antony Koblish
President and Chief Executive Officer

EXECUTIVE

/s/ Albert J. Pavucek, Jr.
Albert J. Pavucek, Jr.